FILED PURSUANT TO

RULE 424(B)(3)

REGISTRATION  NO. 333-180353

PROSPECTUS

DOCUMENT SECURITY SYSTEMS, INC.

1,509,674 Shares of Common Stock, par value $0.02

This prospectus relates to the sale by the selling security holders listed on page 14 of this prospectus of up to 1,509,674 shares of our common stock, par value $0.02, consisting of 967,740 shares which are issued and outstanding and 541,934 shares of common stock issuable upon the exercise of outstanding warrants. The selling security holders, other than Palladium Capital Advisors, LLC (“Palladium”) and Moishe Hartstein (“Hartstein”), acquired the shares being offered for resale under this prospectus in connection with our private placement of securities which closed on February 13, 2012. Palladium may acquire shares being offered for resale under this prospectus upon exercise of a warrant received from us for compensation for placement agent services provided to us. Hartstein may acquire shares being offered for resale under this prospectus upon exercise of a warrant assigned to him by Palladium.

The prices at which the selling security holders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling security holders, however, we will receive proceeds from the exercise of warrants by the selling security holders, if and when the selling security holders exercise their warrants for cash. We will bear all costs relating to the registration of these shares of our common stock.

Our common stock currently trades on the NYSE Amex under the symbol DSS. On March 23, 2012, the closing price of our common stock was $3.56 per share.

Investing in our securities involves significant risks. You should read this entire prospectus carefully, including the “Risk Factors” beginning on page 5 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 23, 2012

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our” or “us” refer to Document Security Systems, Inc., unless the context otherwise indicates.

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated by reference from our other filings with the SEC. Investing in our securities involves significant risks. You should carefully consider the information provided under the heading “Risk Factors” starting on page 5. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

BUSINESS

Overview

Document Security Systems, Inc. (referred to in this prospectus as “Document Security Systems”, “Document Security,” “DSS,” “we,” “us,” “our” or “Company”) was formed in New York in 1984 and, in 2002, chose to strategically focus on becoming a developer and marketer of secure technologies. We specialize in fraud and counterfeit protection for all forms of printed documents and digital information. The Company holds numerous patents for optical deterrent technologies that provide protection of printed information from unauthorized scanning and copying. We operate three production facilities, a security and commercial printing facility, a packaging facility and a plastic card facility- where we produce secure and non-secure documents for our customers. We license our anti-counterfeiting technologies to printers and brand-owners. In addition, we have a digital division which provides cloud computing services for its customers, including disaster recovery, back-up and data security services.

Prior to 2006, the Company’s primary revenue source in its document security division was derived from the licensing of its technology. In 2006, the Company began a series of acquisitions designed to expand its ability to produce its products for end-user customers. In 2006, we acquired Plastic Printing Professionals, Inc., (“P3” or “DSS Plastics Group”) a privately held plastic cards manufacturer located in the San Francisco, California area. In 2008, we acquired substantially all of the assets of DPI of Rochester, LLC, a privately held commercial printer located in Rochester, New York (“ Secuprint” or “DSS Printing Group”). In 2010, we acquired Premier Packaging Corporation (“Premier Packaging” or “DSS Packaging Group”), a privately held packaging company located in the Rochester, New York area. In May 2011, we acquired all of the capital stock of ExtraDev, Inc. (“ExtraDev”), a privately held information technology and cloud computing company located in the Rochester, New York area, referred to herein as the DSS Digital Group,

In 2011, we integrated our corporate brand and now do business in four operating segments as follows:

DSS Printing Group -Provides secure and commercial printing services for end-user customers along with technical support for the Company’s technology licensees. The division produces a wide array of printed materials such as security paper, vital records, prescription paper, birth certificates, receipts, manuals, identification materials, entertainment tickets, secure coupons, parts tracking forms, brochures, direct mailing pieces, catalogs, business cards, etc. The division also provides the basis of research and development for its security printing technologies.

DSS Plastics Group - Manufactures laminated and surface printed cards which can include magnetic stripes, bar codes, holograms, signature panels, invisible ink, micro fine printing, guilloche patterns, Biometric, Radio Frequency Identification (RFID) and watermarks for printed plastic documents such as ID cards, event badges, and driver’s licenses.

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DSS Packaging Group -Produces custom paperboard packaging serving clients in the pharmaceutical, beverage, photo packaging, toy, specialty foods and direct marketing industries, among others. The division incorporates our security technologies into printed packaging to help companies prevent or deter brand and product counterfeiting.

DSS Digital Group - Provides data center centric solutions to businesses and governments delivered via the “cloud”. This division is also developing proprietary digital data security technologies based on the Company’s optical deterrent technologies.

Our principal executive offices are located at 28 Main Street East, Suite 1525, Rochester, New York 14614. Our telephone number is (585) 325-3610.

Recent Developments

On August 30, 2011, Premier Packaging entered into a purchase and sale agreement with Bzdick Properties, LLC, a New York limited liability company (“Bzdick Properties”), to purchase the commercial real property known as 6 Framark Drive, Victor, New York for $1,500,000, which consisted of a $150,000 cash down payment, a $150,000 subordinated promissory note and a $1,200,000 loan from RBS Citizens Bank, N.A (“Citizens Bank”). Prior to this transaction, Premier Packaging was leasing this property from Bzdick Properties under a lease which was set to expire in January 2020 at the monthly rental rate of $13,333.33. By purchasing the property, the Company reduced its net monthly outflow of cash by approximately $5,000 per month.

On December 30, 2011, we issued a convertible promissory note to Mayer Laufer (the “Lender”), in the principal amount of $575,000. The proceeds of the note were used to pay off a note previously entered into between one of our subsidiaries, Secuprint, and the Lender. Under the December 30, 2012 note, Lender may, at any time during the one year term of the note, convert up to $575,000 of the principal amount into shares of the Company’s common stock at a conversion price of $2.21 per share.

On February 13, 2012, we completed the sale of $3,000,000 of units to investors in a private placement (the “Offering”). Net proceeds to the Company from the Offering were approximately $2,800,000. The Offering consisted of the sale of common stock and warrants. A total of 967,740 shares of common stock were sold, and warrants to purchase up to an aggregate of 483,870 shares of common stock at a price of $3.10 per share were issued to the investors in the Offering. The net proceeds of the Offering will be used for working capital purposes, payment of debt, and for further development of the Company’s intellectual property portfolio. The common stock issued in the Offering, and the common stock underlying the warrants that were issued in the Offering, are covered by this prospectus.

On February 29, 2012, we entered into an agreement whereby an existing commercial term note in the original principal amount of $650,000 was sold and transferred to an investor for a purchase price of $578,396. In connection with the sale and transfer of the commercial term note, the Company agreed to amend certain terms of the original note. The Company agreed to extend the maturity date of the note until July 13, 2013, and to structure the note as a convertible note under which the investor has a right to convert the principal and any accrued interest due thereunder into shares of the Company’s common stock, at a conversion price of $3.30 per share, subject to adjustment upon the happening of certain corporate events set forth in the transaction agreements. The Company’s purpose for entering into the transaction was to provide the possibility that the indebtedness under the original note would be converted to equity in the near future. This commercial term note, and the subsequent conversions by the investor of the principal and accrued interest thereunder, are more fully described in the SELLING SECURITY HOLDERS section of this prospectus, on page 14.

The Offering

Securities offered:	1,509,674 shares of common stock, including 541,934 shares issuable upon the exercise of warrants.

Shares outstanding prior to the offering:	20,738,804 shares of common stock.(1)

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Shares outstanding after the offering:	21,280,738 shares of common stock. (2)

Market for the common stock:	Our common stock currently trades on the NYSE Amex under the symbol DSS.
Use of proceeds:

We will not receive any proceeds from the sale of shares by the selling security holders, however, we will receive proceeds from the exercise of the warrants if and when the selling security holders exercise the warrants for cash.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 8 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	Represents the number of shares of our common stock outstanding as of March 23, 2012. Excludes 2,512,363 shares issuable upon the exercise of outstanding warrants (including warrants whose underlying shares may be sold under this prospectus); 1,365,648 shares of common stock issuable upon the exercise of outstanding options and 130,000 of unvested restricted stock granted under our 2004 Employee Stock Option and 2004 Non-Executive Director Stock Option Plans; 169,376 shares of common stock reserved for issuance for future option or restricted stock grants under our 2004 Employee Stock Option and Non-Executive Director Stock Option Plans; and 260,180 shares of common stock issuable upon the conversion of outstanding convertible promissory notes, not including accrued but unpaid interest thereon and other amounts due on such notes.
(2)	Includes 541,934 shares of our common stock issuable upon the exercise of outstanding warrants, which shares are offered for sale in this prospectus. Excludes 1,970,429 shares issuable upon the exercise of outstanding warrants (excluding warrants whose underlying shares may be sold under this prospectus); 1,365,648 shares of common stock issuable upon the exercise of outstanding options and 130,000 of unvested restricted stock granted under our 2004 Employee Stock Option and 2004 Non-Executive Director Stock Option Plans; 169,376 shares of common stock reserved for issuance for future option or restricted stock grants under our 2004 Employee Stock Option and Non-Executive Director Stock Option Plans; and 260,180 shares of common stock issuable upon the conversion of outstanding convertible promissory notes, not including accrued but unpaid interest thereon and other amounts due on such notes.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risks Related to Our Company

An investment in our Company is subject to numerous risks, including the Risk Factors described below. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also materially affect our business. The trading price of our common stock could decline due to any of these risks.

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We have a history of losses.

We have a history of losses. In fiscal 2011, 2010, and 2009, we incurred losses of approximately $3.2 million, $3.5 million, and $4.0 million, respectively.  Our results of operations in the future will depend on many factors, but largely on our ability to successfully market our anti-counterfeiting products, technologies and services. Our failure to achieve profitability in the future could adversely affect the trading price of our common stock and our ability to raise additional capital and, accordingly, our ability to continue to grow our business. There can be no assurance that we will succeed in addressing any or all of these risks, and the failure to do so could have a material adverse effect on our business, financial condition and operating results.

We have a significant amount of indebtedness, some of which is secured by the assets of the Company, and may be unable to satisfy our obligations to pay interest and principal thereon when due.

 As of December 31, 2011, we have the following significant amounts of outstanding indebtedness:

(i)	$575,000 Convertible Promissory Note bearing interest at 10% per annum due in full on December 29, 2013, or convertible into up to 260,180 shares of the Company’s common stock, secured by the assets of the Company’s wholly owned subsidiary Secuprint. Interest is due quarterly.

(ii)	$599,000 due under a Commercial Term Note with an interest rate of 6.5% per annum. The Company is required to pay monthly installments of $13,585 and a final balloon payment of $100,000 on August 1, 2015. The Commercial Term Note is secured by all machinery and equipment of P3.

(iii)	$950,000 due under a Term Loan with Citizens Bank which matures February 1, 2015 and is payable in monthly payments of $25,000 plus interest. Interest accrues at 1 Month LIBOR plus 3.75% and is secured by all of the assets of the Company’s subsidiary, Premier Packaging. The Company subsequently entered into a interest rate swap agreement to lock into a 5.6% effective interest rate over the life of the Term Loan. The Term Loan has also been guaranteed by Document Security Systems, and its subsidiaries P3 and Secuprint.

(iv)	Up to $1,000,000 in a revolving line of credit with Citizens Bank available for use by Premier Packaging, subject to certain limitations which matures on May 31, 2012 (as amended) and is payable in monthly installments of interest only beginning on March 1, 2010. Interest accrues at 1 Month LIBOR plus 3.75%, and is secured by all of the assets of the Company’s subsidiary, Premier Packaging. As of December 31, 2011, there was approximately $670,000 outstanding on the line.

(v)	$1,193,000 due under a Promissory Note with Citizens Bank used to purchase the Company’s packaging division facility. The Company is required to pay monthly installments of $7,658 plus interest until October 2021 at which time a balloon payment of the remaining principal balance of $919,677 is due. The Company subsequently entered into a interest rate swap agreement to lock into a 5.865% effective interest rate over the life of the Term Loan. The Promissory Note is secured by a first mortgage.

(vi)	$150,000 under a note to a related party which matures on March 31, 2012, and accrues interest at an annualized rate of 9.5% per annum. Prepayment of principal may be made without penalty. The note calls for interest only payments during its term with a balloon payment due at maturity. The note is guaranteed by Premier Packaging.

All of the Citizens Bank credit facilities are subject to various covenants including a fixed charge converage ratio, tangible net worth and current ratio. The Citizens Bank obligations are secured by all of the assets of Premier Packaging and are also secured through cross guarantees by Document Security Systems and the Company’s other wholly owned subsidiaries, P3 and Secuprint.

If we were to default on any of the above indebtedness, and the creditors were to foreclose on secured assets, this could have a material adverse effect on our business, financial condition and operating results.

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If we are unable to adequately protect our intellectual property, our competitive advantage may disappear.

Our success will be determined in part by our ability to obtain United States and foreign patent protection for our technology and to preserve our trade secrets. Because of the substantial length of time and expense associated with developing new document security technology, we place considerable importance on patent and trade secret protection. We intend to continue to rely primarily on a combination of patent protection, trade secrets, technical measures, copyright protection and nondisclosure agreements with our employees and customers to establish and protect the ideas, concepts and documentation of software and trade secrets developed by us. Our ability to compete and the ability of our business to grow could suffer if these intellectual property rights are not adequately protected. There can be no assurance that our patent applications will result in patents being issued or that current or additional patents will afford protection against competitors. Failure of our patents, copyrights, trademarks and trade secret protection, non-disclosure agreements and other measures to provide protection of our technology and our intellectual property rights could enable our competitors to more effectively compete with us and have an adverse effect on our business, financial condition and results of operations. In addition, our trade secrets and proprietary know-how may otherwise become known or be independently discovered by others. No guarantee can be given that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to our proprietary technology.

In addition, we may be required to litigate in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition or results of operations, and there can be no assurances of the success of any such litigation.

We may face intellectual property infringement or other claims against us, our customers or our intellectual property that could be costly to defend and result in our loss of significant rights.

Although we have received patents with respect to certain technologies of ours, there can be no assurance that these patents will afford us any meaningful protection. Although we believe that our use of the technology and products we developed and other trade secrets used in our operations do not infringe upon the rights of others, our use of the technology and trade secrets we developed may infringe upon the patents or intellectual property rights of others. In the event of infringement, we could, under certain circumstances, be required to obtain a license or modify aspects of the technology and trade secrets we developed or refrain from using same. We may not have the necessary financial resources to defend an infringement claim made against us or be able to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on us and our financial condition. Moreover, if the patents, technology or trade secrets we developed or use in our business are deemed to infringe upon the rights of others, we could, under certain circumstances, become liable for damages, which could have a material adverse effect on us and our financial condition. As we continue to market our products, we could encounter patent barriers that are not known today. A patent search may not disclose all related applications that are currently pending in the United States Patent Office, and there may be one or more such pending applications that would take precedence over any or all of our applications.

Furthermore, third parties may assert that our intellectual property rights are invalid, which could result in significant expenditures by us to refute such assertions. If we become involved in litigation, we could lose our proprietary rights, be subject to damages and incur substantial unexpected operating expenses. Intellectual property litigation is expensive and time-consuming, even if the claims are subsequently proven unfounded, and could divert management’s attention from our business. If there is a successful claim of infringement, we may not be able to develop non-infringing technology or enter into royalty or license agreements on acceptable terms, if at all. If we are unsuccessful in defending claims that our intellectual property rights are invalid, we may not be able to enter into royalty or license agreements on acceptable terms, if at all. This could prohibit us from providing our products and services to customers, which could have a material adverse effect on us and our financial condition.

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  The value of our intangible assets may not be equal to their carrying values.

As of December 31, 2011, we had approximately $5.4 million of net intangible assets, including goodwill.  We are required to evaluate the carrying value of such intangibles.  Whenever events or changes in circumstances indicate that the carrying value of an intangible asset, including goodwill, may not be recoverable, we determine whether there has been impairment by comparing the anticipated undiscounted cash flows (discounted cash flows for goodwill) from the operation and eventual disposition of the product line with its carrying value. If any of our intangible assets are deemed to be impaired then it will result in a significant reduction of the operating results in such period. No impairments were recognized during the year ended December 31, 2011. An impairment of patent acquisition costs of $377,000 was recognized in the fourth quarter of 2010 as a result of adverse decisions in the Company’s patent infringement case against the ECB which caused the Company to reduce the estimated cash flows that supported the Company’s capitalized patent acquisition based intangible asset.

Certain of our recently developed products are not yet commercially accepted and there can be no assurance that those products will be accepted, which would adversely affect our financial results.

Over the past several years, we have spent significant funds and time to create new products by applying our technologies onto media other than paper, including plastic and cardboard packaging, and delivery of our technologies digitally. We have had limited success to date in selling our products that are on cardboard packaging and those that are delivered digitally. Our business plan for 2012 and beyond includes plans to incur significant marketing, intellectual property development and sales costs for these newer products, particularly the digitally delivered products. If we are not able to sell these new products, our financial results will be adversely affected.

The results of our research and development efforts are uncertain and there can be no assurance of the commercial success of our products.

We believe that we will need to continue to incur research and development expenditures to remain competitive. The products we currently are developing or may develop in the future may not be technologically successful. In addition, the length of our product development cycle may be greater than we originally expected and we may experience delays in future product development. If our resulting products are not technologically successful, they may not achieve market acceptance or compete effectively with our competitors’ products.

Changes in document security technology and standards could render our applications and services obsolete.

The market for document security products, applications, and services is fast moving and evolving. Identification and authentication technology is constantly changing as we and our competitors introduce new products, applications, and services, and retire old ones as customer requirements quickly develop and change. In addition, the standards for document security are continuing to evolve. If any segments of our market adopt technologies or standards that are inconsistent with our applications and technology, sales to those market segments could decline, which could have a material adverse effect on us and our financial condition.

The market in which we operate is highly competitive, and we may not be able to compete effectively, especially against established industry competitors with greater market presence and financial resources.

Our market is highly competitive and characterized by rapid technological change and product innovations. Our competitors may have advantages over us because of their longer operating histories, more established products, greater name recognition, larger customer bases, and greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, and devote greater resources to the promotion and sale of their products. Competition may also force us to decrease the price of our products and services. We cannot assure you that we will be successful in developing and introducing new technology on a timely basis, new products with enhanced features, or that these products, if introduced, will enable us to establish selling prices and gross margins at profitable levels.

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Our growth strategy depends, in part, on our acquiring complementary businesses and assets and expanding our existing operations to include manufacturing capabilities, which we may be unable to do.

Our growth strategy is based, in part, on our ability to acquire businesses and assets that are complementary to our existing operations and expanding our operations to include manufacturing capabilities. We may also seek to acquire other businesses. The success of this acquisition strategy will depend, in part, on our ability to accomplish the following:

•	identify suitable businesses or assets to buy;
•	complete the purchase of those businesses on terms acceptable to us;
•	complete the acquisition in the time frame we expect; and
•	improve the results of operations of the businesses that we buy and successfully integrate their operations into our own.

Although we have been able to make acquisitions in the past, there can be no assurance that we will be successful in pursuing any or all of these steps on future transactions. Our failure to implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general. We may not be able to find appropriate acquisition candidates, acquire those candidates that we find or integrate acquired businesses effectively or profitably.

Our acquisition program and strategy may lead us to contemplate acquisitions of companies in bankruptcy, which entail additional risks and uncertainties. Such risks and uncertainties include, without limitation, that, before assets may be acquired, customers may leave in search of more stable providers and vendors may terminate key relationships. Also, assets are generally acquired on an “as is” basis, with no recourse to the seller if the assets are not as valuable as may be represented. Finally, while bankrupt companies may be acquired for comparatively little money, the cost of continuing the operations may significantly exceed expectations.

We have in the past used, and may continue to use, our common stock as payment for all or a portion of the purchase price for acquisitions. If we issue significant amounts of our common stock for such acquisitions, this could result in substantial dilution of the equity interests of our stockholders.

If we fail to retain our key personnel and attract and retain additional qualified personnel, we might not be able to pursue our growth strategy.

Our future success depends upon the continued service of our executive officers and other key sales and research personnel who possess longstanding industry relationships and technical knowledge of our products and operations. The loss of any of our key employees could negatively impact our ability to pursue our growth strategy and conduct operations. Although we believe that our relationship with these individuals is positive, there can be no assurance that the services of these individuals will continue to be available to us in the future. There can be no assurance that these persons will continue to agree to be employed by us after the expiration dates of their current contracts.

If we do not successfully expand our sales force, we may be unable to increase our revenues.

We must expand the size of our marketing activities and sales force to increase revenues. We continue to evaluate various methods of expanding our marketing activities, including the use of outside marketing consultants and representatives and expanding our in-house marketing capabilities. If we are unable to hire or retain qualified sales personnel or if newly hired personnel fail to develop the necessary skills to be productive, or if they reach productivity more slowly than anticipated, our ability to increase our revenues and grow could be compromised. The challenge of attracting, training and retaining qualified candidates may make it difficult to meet our sales growth targets. Further, we may not generate sufficient sales to offset the increased expense resulting from expanding our sales force or we may be unable to manage a larger sales force.

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Future growth in our business could make it difficult to manage our resources.

Our anticipated business expansion could place a significant strain on our management, administrative and financial resources. Significant growth in our business may require us to implement additional operating, product development and financial controls, improve coordination among marketing, product development and finance functions, increase capital expenditures and hire additional personnel. There can be no assurance that we will be able to successfully manage any substantial expansion of our business, including attracting and retaining qualified personnel. Any failure to properly manage our future growth could negatively impact our business and operating results.

We cannot predict our future capital needs and we may not be able to secure additional financing.

We may need to raise additional funds in the future to fund our working capital needs, to fund more aggressive expansion of our business, to complete development, testing and marketing of our products and technologies, or to make strategic acquisitions or investments. We may require additional equity or debt financings, collaborative arrangements with corporate partners or funds from other sources for these purposes. No assurance can be given that necessary funds will be available for us to finance our development on acceptable terms, if at all. Furthermore, such additional financings may involve substantial dilution of our stockholders or may require that we relinquish rights to certain of our technologies or products. In addition, we may experience operational difficulties and delays due to working capital restrictions. If adequate funds are not available from operations or additional sources of financing, we may have to delay or scale back our growth plans.

Risks Related to Our Industry

If we are unable to respond to regulatory or industry standards effectively, our growth and development could be delayed or limited.

Our future success will depend in part on our ability to enhance and improve the functionality and features of our products and services in accordance with regulatory or industry standards. Our ability to compete effectively will depend in part on our ability to influence and respond to emerging industry governmental standards in a timely and cost-effective manner. If we are unable to influence these or other standards or respond to these or other standards effectively, our growth and development of various products and services could be delayed or limited.

Increased emphasis on expanding our marketing efforts to foreign countries subjects us to risks that are in addition to those to which we are exposed in our domestic operations.

We believe that revenue from sales of products and services to commercial, governmental and other customers outside the United States could represent a growing percentage of our total revenue in the future. International sales efforts are subject to a number of risks that can adversely affect our sales of products and services to customers outside the United States, including:

•	changes in foreign government regulations and security requirements;
•	export license requirements, tariffs and taxes;
•	trade barriers;
•	difficulty in protecting intellectual property;
•	difficulty in collecting accounts receivable;
•	currency fluctuations;
•	longer payment cycles than those customary in the United States; and
•	political and economic instability.

We do not maintain operational infrastructure for international business. We depend on international business partners and licensees for support of our international marketing efforts. These factors may result in greater risk of performance problems or of reduced profitability with respect to our international sales efforts. In addition, if foreign customers, particularly foreign governmental authorities, terminate or delay the implementation of our products and services, it may be difficult for us to generate profitable business in these foreign jurisdictions.

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Changes in the laws and regulations to which we are subject may increase our costs.

We are subject to numerous laws and regulations, including, but not limited to, environmental and health and welfare benefit regulations, as well as those associated with being a public company. These rules and regulations may be changed by local, state, provincial, national or foreign governments or agencies. Such changes may result in significant increases in our compliance costs. Compliance with changes in rules and regulations could require increases to our workforce, and could result in increased costs for services, compensation and benefits, and investment in new or upgraded equipment.

Declines in general economic conditions or acts of war and terrorism may adversely impact our business.

Demand for printing services is typically correlated with general economic conditions. The recent declines in U.S. economic conditions have adversely impacted our business and results of operations, and may continue to do so for the foreseeable future. The overall business climate of our industry may also be impacted by domestic and foreign wars or acts of terrorism, which events may have sudden and unpredictable adverse impacts on demand for our products and services.

Risks Related to Our Stock

Provisions of our certificate of incorporation and agreements could delay or prevent a change in control of our company.

Certain provisions of our certificate of incorporation may discourage, delay, or prevent a merger or acquisition that a stockholder may consider favorable, including, a prohibition on cumulative voting in the election of directors.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock.

As of December 31, 2011, there were approximately 180 million authorized but unissued shares of our common stock. Our management continues to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions, for anti-takeover purposes, and in other transactions, without obtaining stockholder approval, unless stockholder approval is required for a particular transaction under the rules of the NYSE Amex, state and federal law, or other applicable laws. If our Board of Directors determines to issue additional shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future without obtaining stockholder approval, your ownership position would be diluted without your further ability to vote on such transaction.

The exercise of our outstanding options and warrants, vesting of restricted stock awards and conversion of debt securities may depress our stock price.

As of December 31, 2011, we had outstanding stock options, warrants, and convertible debt, to purchase an aggregate of 3,205,693 shares of our common stock at exercise prices ranging from $1.86 to $12.63 per share. This amount includes 107,352 outstanding unvested restricted shares of our common stock that are subject to various vesting terms and 260,180 shares issuable upon conversion of debt securities. On February 13, 2012, the Company issued 967,740 shares of common stock and warrants to purchase 541,934 shares of common stock to investors and a placement agent in a private offering. In addition, in February 2012, warrants to purchase 550,000 shares of common stock for consulting services, and up to 175,272 shares issuable under a convertible note all of which would potentially dilute basic earnings per share in the future. To the extent that these securities are converted into common stock, dilution to our stockholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of these securities may exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise and conversion terms provided by those securities.

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Sales of these securities in the public market, or the perception that future sales of these securities could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our stockholders to sell our equity securities in the future.

Sale or the availability for sale of shares of common stock by stockholders could cause the market price of our common stock to decline and could impair our ability to raise capital through an offering of additional equity securities.

We do not intend to pay cash dividends.

We do not intend to declare or pay cash dividends on our common stock in the foreseeable future. We anticipate that we will retain any earnings and other cash resources for investment in our business. The payment of dividends on our common stock is subject to the discretion of our Board of Directors and will depend on our operations, financial position, financial requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors that our Board of Directors deems relevant.

We have material weaknesses in our internal control over financial reporting structure, which, until remedied, may cause errors in our financial statements that could require restatements of our financial statements and investors may lose confidence in our reported financial information, which could lead to a decline in our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of our internal control over financial reporting in each Annual Report on Form 10-K.

We have identified two material weaknesses in our internal control over financial reporting in our annual assessment of internal controls over financial reporting that management performed for the year ended December 31, 2011. Management has concluded that (i) we did not maintain a sufficient complement of qualified accounting personnel and controls associated with segregation of duties; and (ii) we lack sufficient resources within the accounting department to have effective controls associated with identifying and accounting for complex and non-routine transactions in accordance with U.S. generally accepted accounting principles, and that the foregoing represented material weaknesses in our internal control over financial reporting. We are uncertain at this time of the costs to remediate all of the above listed material weaknesses, however, we anticipate the cost to be in the range of $200,000 to $400,000 (including the cost of hiring additional qualified accounting personnel to eliminate segregation of duties issues and using the services of accounting consultants for complex and non-routine transactions if and when they arise). We cannot guarantee that the actual costs to remediate these deficiencies will not exceed this amount. If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements and in our disclosure that could require restatements. Investors may lose confidence in our reported financial information and in our disclosure, which could lead to a decline in our stock price.

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

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As a result, we cannot assure you that significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in significant deficiencies or material weaknesses, cause us to fail to timely meet our periodic reporting obligations, or result in material misstatements in our financial statements. Any such failure could also materially adversely affect the results of periodic management evaluations regarding disclosure controls and procedures and the effectiveness of our internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

We may not meet the continued listing standards of the NYSE Amex exchange.

In December 2008, we received a letter from the NYSE Amex stating that, based on the NYSE Amex’s review of publicly available information, we were considered to be below the NYSE Amex’s continued listing standards.  After submitting a plan of compliance to the NYSE Amex and additional evaluation by the NYSE Amex, we were informed in March 2010 that we had resolved the continued listing deficiencies.

On January 25, 2011, we received a warning letter from the NYSE Amex in connection with the Company's failure to secure NYSE Amex approval for the additional issuances of our securities as required by Section 301 of the NYSE Amex Company Guide and its continued listing standards. The listing deficiency involved three stock issuances totaling 1,235,153 shares made in November and December of 2010. We thereafter filed our applications for the additional share listings with the NYSE Amex. On March 15, 2011, we received notification from NYSE Amex that our additional listing applications have been approved, and that the Company has regained full compliance with NYSE Amex listing requirements.

We cannot assure you that we will not receive additional deficiency letters in the future, or that we will continue to satisfy the continued listing standards in order to remain listed on the NYSE Amex exchange.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

The selling security holders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. However, we will receive proceeds from the exercise of warrants if and when the warrant holders exercise their warrants for cash. All of the 541,934 shares underlying the warrants have an exercise price of $3.10 per share. Any proceeds we will receive from the exercise of these warrants will be used for working capital and general corporate purposes.

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We will bear the expenses relating to the registration of the shares for the selling security holders, but all selling and other expenses incurred by the selling security holders will be borne by the selling security holders.

SELLING SECURITY HOLDERS

This prospectus covers shares of our common stock which we sold to accredited investors in a private placement offering and shares of our common stock issuable upon exercise of warrants sold in such offering. This prospectus also covers shares of our common stock underlying a warrant issued to our placement agent as compensation for services provided to us. All of the common stock offered by this prospectus may be offered by the selling security holders for their own account. We will receive no proceeds from any such sale of these shares by the selling security holders except if and when the selling security holders the exercise their warrants for cash.

No selling security holder has held any position or office with us or any of our predecessors or affiliates within the past three years. Except as described below, no selling security holder has had any material transaction or relationship with us or any of our predecessors within the past three years.

On February 13, 2012, we completed the sale of $3,000,000 of investment units in a private placement offering to three “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933 pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act (the “Offering”). A total of 30 units were sold, at a price of $100,000 per unit. Each unit consists of (i) 32,258 shares of our common stock and a five-year warrant to purchase up to 16,129 shares of our common stock at an exercise price of $3.10 per share. The Offering resulted in aggregate cash proceeds to us of $3,000,000 and the issuance of an aggregate of 967,740 shares of common stock and warrants to purchase up to an additional 483,870 shares of common stock to the investors in the Offering.

Palladium, a registered broker-dealer, served as our placement agent in connection with our private placement offering which we completed on February 13, 2012. In consideration for the services provided to us by Palladium, we agreed to pay Palladium a placement agent fee of $210,000 in cash, upon the closing of the Offering and issue to Palladium a five-year warrant to purchase up to an aggregate of 58,064 shares of common stock at an exercise price of $3.10 per share pursuant to a one-year placement agent agreement. Under the placement agent agreement, Palladium is also entitled to 3% of the aggregate amount raised upon the exercise of the warrants issued to the investors in the Offering. If we enter into a binding agreement for certain corporate transactions described in the placement agent agreement at any time during the term of the agreement and for 2 years thereafter with an entity introduced to us by Palladium, Palladium will be entitled to a 2% fee in cash and 2% payable in our common stock of the aggregate consideration of such transaction. On February 29, 2012, Palladium assigned and transferred the warrant as to 52,258 shares to Hartstein, an affiliate of Palladium. Hartstein serves as Director of Banking of Palladium. In connection with the assignment and transfer of rights under the warrant, from Palladium to Hartstein, Hartstein has represented to the Company that these actions occurred in the ordinary course of business and, at the time of the actions, Hartstein had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock underlying the warrant.

The investor warrants and placement agent warrants described above contain a provision for cashless exercise in the event that a registration statement is not effective for the resale by the warrant holder of all of the shares of common stock issuable upon exercise of the warrants. In addition, the warrant holder is not entitled to exercise its warrant if (i) the number of shares of common stock beneficially owned by the holder and its affiliates and (ii) the number shares of common stock issuable upon the exercise of the warrant would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of common stock, except that this restriction may be waived upon 61 days prior notice from the holder to increase such percentage to 9.99%.

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The Company is required to file a registration statement with the Securities and Exchange Commission within 30 business days after the closing of the Offering to allow for the resale of the shares of common stock and shares of common stock issuable upon the exercise of the warrants. If such registration statement is not filed on or before March 26, 2012 or is not declared effective by the Securities and Exchange Commission on or before April 26, 2012 (or May 26, 2012 if such registration statement is subject to a full review by the Securities and Exchange Commission), or if, on any day after the effective date of the registration statement sales cannot be made pursuant to such registration statement (including, without limitation, because of a failure to keep such registration statement effective, a failure to disclose such information as is necessary for sales to be made pursuant to such registration statement, a suspension or delisting of (or a failure to timely list) the shares of common stock, or a failure to register a sufficient number of shares, by reason of a stop order) or the prospectus contained therein is not available for use for any reason, or if the registration statement is not effective for any reason or the prospectus is not available for use for any reason, the Company fails to file any required reports under the Securities Act of 1934 such that it is not in compliance with Rule 144 as a result of which any holder is unable to sell shares without restriction under Rule 144, then, the Company will be obligated to pay to each holder an amount in cash equal to 1% of the aggregate purchase price of such holder on the dates of such failure and on every 30-day anniversary until cured. In the event the Company fails to make such payments in a timely manner, such payments will bear interest at the rate of 1% per month until paid in full. Notwithstanding the foregoing, no such payments will be owed to a holder (other than with respect to a suspension or delisting of (or a failure to timely list) the shares of common stock on the principal market on which such shares are traded) with respect to any period during which all of such holder’s shares may be sold by such holder under Rule 144.

On February 29, 2012, we entered into a Purchase, Amendment and Escrow Agreement (the “Purchase Agreement”) among Barry Honig (“Honig”), Neil Neuman (“Neuman”) and Grushko & Mittman, P.C. for the sale of a commercial term note, dated June 29, 2011, among the Company, Plastic Printing Professionals, Inc., a wholly owned subsidiary of the Company, and Neuman, as lender, in the original principal amount of $650,000 (the “Note”) to Barry Honig, President of GRQ Consultants, Inc., for a purchase price of $578,396. The terms of the original Note are more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2011. In connection with the sale and transfer of the Note to Honig, the Company agreed to amend certain terms of the Note pursuant to an allonge entered into on February 29, 2012 (the “Allonge”) and more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 2, 2012. Under the Purchase Agreement any security interest in the Note terminated on February 29, 2012. Pursuant to the Allonge, the maturity date of the Note was extended to July 1, 2013. Honig has the right to convert the principal and any interest due under the Note into shares of the Company’s common stock at a conversion price of $3.30 per share, subject to adjustment upon certain corporate events as set forth in the Allonge. Honig agreed not to convert the Note if the number of shares of common stock beneficially owned by the holder and his affiliates issuable upon the conversion of the Note would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of common stock, except that this restriction may be waived upon 61 days prior notice from Honig to increase such percentage to 9.99%.

The Company agreed to pay Honig as liquidated damages $100 per business day for each $10,000 of principal and interest being converted for which shares of common stock are not timely delivered. If the Company fails to timely deliver conversion shares and if Honig purchases shares of common stock in the market, then the Company is obligated to pay, as liquidated damages, the amount by which (A) Honig's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate principal and/or interest amount of the note for which such conversion shares were not timely delivered, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full.

The Company is required to pay Honig, as liquidated damages, $100 per business day for each $10,000 of purchase price for unlegended shares which are not timely delivered. If during any 360 day period, the Company fails to deliver unlegended shares for an aggregate of 30 days, then Honig may require the Company to redeem all or any portion of the shares subject to such default at a price per share equal to the greater of (i) 120%, or (ii) a fraction in which the numerator is the highest closing price of the common stock during the such 30 day period and the denominator of which is the lowest conversion price during such 30- day period, multiplied by the price paid by the holder for such common stock. If the Company fails to timely deliver unlegended shares and if Honig purchases shares of common stock in the market, then the Company is obligated to pay to the holder, as liquidated damages, the amount by which (A) the holder's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate purchase price of the shares of common stock delivered to the Company for reissuance as unlegended shares, together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full.

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Each issuance described above was made in a transaction not involving a public offering in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

On March 2, 2012, Honig was issued 50,000 shares of common stock of the Company in consideration for the conversion of $165,000 of the outstanding principal amount of the Note. On March 13, 2012 Honig was issued 125,710 shares of common stock in consideration for the conversion of the balance of the outstanding principal amount of the Note and all accrued interest thereon. The price per share of said debt conversions was $3.30. The Company did not receive any proceeds from the issuance of the shares other than the reduction of debt. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

The following table sets forth the shares beneficially owned, as of March 23, 2012, by the selling security holders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this  prospectus and the number of shares which each would own beneficially  if all  such  offered  shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

Except for Palladium and Hartstein, none of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling security holders has acquired his, her or its securities solely for investment and not with a view to or for resale or distribution of such securities.

The percentages below are calculated based on 20,738,804 shares of our common stock issued and outstanding as of March 23, 2012.

Name of Selling Security Holders	Common Stock Beneficially Owned prior to the Offering		Number of Shares Offered by Selling Security Holder		Number of Shares and Percent Beneficially Owned After the Offering
					# of Shares		% of Class
Frost Gamma Investments Trust(1)	241,935	(2)	241,935	(2)	0		0
GRQ Consultants, Inc.(3)	659,580	(4)(5)	483,870	(4)	175,710	(5)	Less than 1%
Hudson Bay Master Fund, Ltd. (6)	725,805	(7)	725,805	(7)	0		0
Palladium Capital Advisors, LLC(8)	5,806	(9)	5,806	(9)	0		0
Moishe Hartstein (8)	52,258	(10)	52,258	(10)	0		0

(1) Dr. Phillip Frost, the Trustee of Frost Gamma Investments Trust, has sole voting and dispositive power as to the shares beneficially owned by the Frost Gamma Investments Trust.

(2) Includes currently exercisable warrants to purchase 80,645 shares of common stock at $3.10 per share.

(3) Barry Honig, the President of GRQ Consultants, Inc. has sole voting and dispositive power as to the shares beneficially owned by GRQ Consultants, Inc.

(4) Includes currently exercisable warrants to purchase 161,290 shares of common stock at $3.10 per share.

(5) Barry Honig, the President of GRQ Consultants, owns 175,710 shares of common stock as a result of the conversion of a convertible debt Mr. Honig held with the Company.

(6) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund, Ltd. has voting, investment and dispositive power as to the shares beneficially owned by Hudson Bay Master Fund, Ltd. Sander Gerber, as the managing member of Hudson Bay Capital GP LLC, which is general partner of Hudson Bay Capital Management LP, has sole voting and dispositive power as to the shares beneficially owned by Hudson Bay Master Fund,Ltd.. Sander Gerber disclaims beneficial ownership over these shares.

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(7) Includes currently exercisable warrants to purchase 241,935 shares of common stock at $3.10 per share.

(8) Joel Padowitz, the Chief Executive Officer of Palladium Capital Advisors, LLC, has sole voting and dispositive power as to the shares beneficially owned by Palladium Capital Advisors, LLC. Moishe Hartstein is an affiliate of Palladium Advisors, a registered broker-dealer, and serves as Director of Banking of Palladium Capital Advisors, LLC.

(9) Represents currently exercisable warrants to purchase 5,806 shares of common stock at $3.10 per share.

(10) Represents currently exercisable warrants to purchase 52,258 shares of common stock at $3.10 per share.

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the NYSE Amex or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers may agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares of common stock covered by this prospectus under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in sales. Brokers or dealers may receive commissions or discounts from a selling security holder (or, if any broker-dealer acts as an agent for the purchaser of such shares, from a purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, not to exceed customary brokerage commissions in compliance with FINRA Rule 2440, and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with sales of the shares of common stock, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions or, loan or pledge shares of common stock to broker- dealers that in turn may sell such shares. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Because the selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, they will be subject to the applicable prospectus delivery requirements of the Securities Act, including Rule 172 thereunder, and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act of 1933and Rule 10b-5 under the Securities Exchange Act of 1934.

Each selling security holder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock and it has not received any of the securities registered hereby as underwriting compensation, other than the issuance to Palladium of a five-year warrant to purchase up to an aggregate of 58,064 shares of common stock at an exercise price of $3.10 per share pursuant to a one-year placement agent agreement. In no event will any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed 8%.

Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above. To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both. We will not receive any of the proceeds from the sale of these shares of common stock, except we will receive proceeds from the exercise of warrants if and when the warrant holders exercise their warrants for cash.

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We have agreed to keep this registration statement effective until the earlier of (i) two years from the closing of the private placement offering, or (ii) the date that the selling security holders receive an opinion of counsel from us that the common stock may be freely traded (without limitation or restriction as to quantity or timing and without registration under the Act) pursuant to Rule 144 or otherwise.

Under the securities laws of some states, the shares of common stock offered for resale may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock covered by this prospectus may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We may be indemnified by the selling security holders against any civil liabilities, including under the Securities Act of 1933 arising from any written information furnished to us by the selling security holders for use in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the Securities and Exchange Commission. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.

You may read and copy any document which we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of Public Reference Room by calling the Securities and Exchange Commission at 1−800−SEC−0330. We file reports, proxy statements, and other information with the Securities and Exchange Commission and these reports, proxy statements, and other information can be inspected on the Internet at http://www.sec.gov.

We are also subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Securities and Exchange Commission prior to the date of this prospectus, while information that we file later with the Securities and Exchange Commission filings will automatically update and supersede this information. We incorporate by reference into this Registration Statement and prospectus the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus. The following documents filed with the Securities and Exchange Commission are incorporated by reference in this prospectus:

1.	The description of our common stock set forth in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on May 12, 1986;

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2.	The description of our common stock set forth in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on April 19, 2004;

3.	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 19, 2012;

4.	Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 4, 2012, January 18, 2012, February 13, 2012, February 21, 2012, March 2, 2012 and March 14, 2012.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the initial filing date of this prospectus, through the date declared effective, until the termination of the offering of the common stock contemplated by this prospectus shall be deemed to be incorporated by reference in this prospectus. These documents that we file later with the Securities and Exchange Commission and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference in this prospectus.

Upon written or oral request, we will provide any person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information incorporated by reference in this prospectus but not delivered in this prospectus, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents, at no cost to the requesting party. Please make requests to Document Security Systems, Inc., 28 Main Street East, Suite 1525, Rochester, New York 14614, Attention: Chief Executive Officer, (585) 325-3610.

LEGAL MATTERS

David Lubin & Associates, PLLC has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Freed Maxick CPAs, P.C., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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